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                                                                       Exhibit 1
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                                 HOWARD & HOWARD
                                    ATTORNEYS
                                Established 1869


                           The Pinehurst Office Center
                                    Suite 101
                           1400 North Woodward Avenue
                         Bloomfield Hills, MI 48304-2856
                                 ---------------
                            Telephone (810) 645-1483
                               Fax (810) 645-1568


                                                                Bloomfield Hills
                                                    Direct Dial:  (810) 433-7421


                                February 19, 1996


The Parkstone Advantage Fund
700 S.W. Harrison Street
Topeka, Kansas 66636

Attention:        Brenda M. Luthi
                  Secretary and Treasurer

         Re:      Rule 24f-2 Notice Dated February 22, 1996

Dear Ms. Luthi:

         We serve as counsel to The Parkstone Advantage Fund (the "Trust"), a Massachusetts business trust. This letter is furnished at your request in connection with the filing by the Trust of a Notice dated February 22, 1996 (the "Notice"), pursuant to Rule 24f-2 promulgated by the Securities and Exchange
Commission under the Investment Company Act of 1940, as amended, and the registration by the Trust of an indefinite number of units of beneficial interest under the

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The Parkstone Advantage Fund
February 19, 1996
Page 2

Securities Act of 1933, as amended. In the Notice, the Trust reported the net sale during the fiscal year ended December 31, 1995, of an aggregate of $13,252,064 in units of beneficial interest (the "Shares") of the Trust.

         We have examined the Notice and originals or copies, certified or otherwise identified to our satisfaction, of such other records, certificates and other documents as we considered necessary or appropriate for purposes of the opinion hereinafter expressed. As to matters of fact relative to such opinion, we have relied upon the accuracy of the Notice and the statements made therein.

         The Shares which are currently being registered pursuant to the Notice referred to above may be legally and validly issued from time to time in accordance with the Declaration of Trust of The Parkstone Advantage Fund upon receipt of consideration sufficient to comply with the Declaration of Trust and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessible by the Trust.

         We hereby consent to the filing of this opinion with the Notice. This opinion is rendered pursuant to the requirements of Rule 24f-2, and it may be relied upon only by you and the Securities and Exchange Commission, and may not be used, quoted, or referred to or filed with any other person without our prior written permission.

                                Very truly yours,

                         HOWARD & HOWARD ATTORNEYS, P.C.

                               Robert C. Rosselot

                               Robert C. Rosselot

RCR/lat
Enclosures

cc:      Mr. James R. Schmank
         Ms. Connie Brungardt
         Amy J. Lee, Esquire
         David E. Riggs, Esquire


                                 HOWARD & HOWARD
                                    ATTORNEYS